Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-1 (No. 333-185394) of North Atlantic Drilling Ltd. of our report dated June 21, 2013 relating to the financial statements of North Atlantic Drilling Ltd., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers AS

Oslo, Norway

January 14, 2014